EXHIBIT 5.1

315 Deaderick Street, Suite 2700 Nashville, Tennessee 37238 (615) 742-6200

June 29, 2007

First Pulaski National Corporation
206 South First Street
P.O. Box 289
Pulaski, Tennessee 38478

        Re.: Registration Statement on Form S-8

Ladies and Gentlemen:

       We have acted as your counsel in the preparation of the Registration Statement on Form S-8 (the "Registration Statement") relating to the First Pulaski National Corporation 2007 Equity Incentive Plan (the "Plan") filed by you with the Securities and Exchange Commission, covering an aggregate of 100,000 shares (the "Shares") of common stock, $1.00 par value per share, issuable pursuant to the Plan.

       In so acting we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies.

       Based on the foregoing, we are of the opinion that the Shares, when issued pursuant to and in accordance with the Plan, will be validly issued, fully paid and non-assessable.

       We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                                                                                                                        Very truly yours,

                                                                                                                                        /s/ Bass, Berry & Sims PLC